                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   MEDITRUST
                (Name of Registrant as Specified In Its Charter)

                                   MEDITRUST
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

                                   MEDITRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 25, 1995

     The annual meeting of shareholders of Meditrust will be held at Fleet Bank, N.A., 75 State Street, 30th Floor, Boston, Massachusetts, on Thursday, May 25, 1995 at 4:00 o'clock in the afternoon for the following purposes:

     1. To fix the number of trustees and elect a Board of Trustees for the ensuing year.

     2. To consider and act upon such other business, matters or proposals as may properly come before the Meeting.

     The Board of Trustees has fixed the close of business on April 17, 1995 as the record date for determining the shareholders having the right to receive notice of and to vote at the Meeting.

                                          By Order of the Board of Trustees

                                          MICHAEL S. BENJAMIN
                                          Senior Vice President and Secretary

Needham Heights, Massachusetts
April 24, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                                   MEDITRUST
                                197 FIRST AVENUE
                      NEEDHAM HEIGHTS, MASSACHUSETTS 02194

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 1995

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Trustees of Meditrust, a Massachusetts business trust (the "Company"), of proxies for use at the annual meeting of shareholders of the Company and at any adjournment or adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting, at 4:00 p.m. on May 25, 1995 at Fleet Bank, N.A., 75 State Street, 30th Floor, Boston, Massachusetts. The Company expects to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about April 24, 1995.

VOTING AND REVOCATION OF PROXIES

     Valid proxies will be voted as specified thereon at the Meeting. Any shareholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by (a) delivering written notice of such revocation to Michael S. Benjamin, Esquire, Senior Vice President and Secretary, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194; (b) delivering a duly executed proxy bearing a later date to the Secretary of the Company; or (c) appearing at the Meeting and requesting the return of his proxy. Any shareholder who attends the Meeting in person will not be deemed thereby to revoke the proxy unless such shareholder affirmatively indicates thereat his intention to vote the shares in person.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 31, 1994, including financial statements, audited and reported upon by Coopers & Lybrand L.L.P., independent accountants, is being mailed herewith to each of the Company's shareholders of record at the close of business on April 17, 1995.

VOTING SECURITIES, PRINCIPAL HOLDERS THEREOF AND HOLDINGS BY CERTAIN EXECUTIVE OFFICERS

     The holders of record of shares of beneficial interest of the Company ("Shares") at the close of business on April 17, 1995 are entitled to vote at the Meeting. On that date there were outstanding and entitled to vote 49,200,964 Shares. Each shareholder has one vote for each Share held by such shareholder of record on the matters listed in the Notice of Annual Meeting.

     No one was known by the Company to own beneficially more than 5% of the Company's outstanding Shares on April 17, 1995.

     The following table sets forth information concerning ownership of Shares by certain executive officers of the Company:

                                                                       SHARES SUBJECT
                                                       SHARES            TO OPTIONS
                                                    BENEFICIALLY     EXERCISABLE WITHIN     PERCENTAGE OF
                                                    OWNED AS OF          60 DAYS OF            SHARES
                                                     4/17/95(1)           4/17/95            OUTSTANDING
                                                    ------------     ------------------     -------------
Abraham D. Gosman.................................     894,814(2)          171,353               1.8%
David F. Benson...................................      21,444              15,706               (3)
Michael S. Benjamin...............................       9,612               6,334               (3)
Michael F. Bushee.................................      10,985               6,334               (3)
Stephen H. Press..................................       6,727               6,666               (3)

- ---------------
(1) Unless otherwise indicated, the number of Shares stated as being owned beneficially includes (i) Shares beneficially owned by spouses, minor children and/or other relatives in which the executive officer may share voting or investment power and (ii) any Shares listed as being subject to options exercisable within 60 days of April 17, 1995.

(2) Includes 162,000 Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.

(3) Less than 1%.

                             EXECUTIVE COMPENSATION

               REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

     In determining the compensation to be paid to the Company's executive officers, the Personnel and Compensation Committee (the "Compensation Committee") strives to (i) reward executives for achievement of the Company's strategic goals and the enhancement of shareholder value, (ii) recognize superior Company performance as compared to that of competing businesses and
(iii) attract, motivate and retain highly-trained and talented executives who are vital to the Company's long-term success. Individual compensation packages are generally set at levels believed by the Compensation Committee to correspond to the median range of compensation paid to individuals serving in comparable positions at other real estate investment trusts with publicly-traded securities (including those comprising the National Association of Real Estate Investment Trusts Index referred to in the performance graph set forth hereinafter). At present, the Company's compensation package is comprised of salary, an annual cash bonus, long-term incentives in the form of stock options and stock grants (which are awarded by the Stock Option Committee) and other benefits typically offered to executives by major corporations.

SALARIES

     During 1994, the Board of Trustees, on the recommendation of the Compensation Committee, increased the salaries paid to each of the four most highly compensated executive officers of the Company other than Mr. Gosman (collectively, the "Senior Executives"). These salary increases, as well as those of other Company executives, were based on cost-of-living adjustments, position tenure, subjective assessments of individual performance, comparability considerations (including the Company's financial performance relative to its competitors') and competitive data, including asset growth, revenue growth, cash flow growth and total return to shareholders. In setting compensation levels for 1994, the Compensation Committee gave considerable weight to the Company's favorable 1993 financial results (including the 19.7% increase in the Company's assets, 13.6% increase in the Company's revenues, 24.9% increase in cash flow and the 13.2% total return to shareholders). The 1993 financial results generally exceeded management's expectations, which further influenced the Compensation Committee's decision to increase salaries. Performance assessments were also given greater weight in the Compensation Committee's determinations relative to the other factors.

     Mr. Gosman's 1994 base salary was paid pursuant to the provisions of his employment agreement (the "Agreement") with the Company which was entered into on January 1, 1993. The terms of the Agreement, including salary terms, were determined through negotiations between Mr. Gosman and the Compensation Committee. Factors considered by the Compensation Committee in the course of those negotiations included Mr. Gosman's unique insight and experience in the health care industry, his leadership abilities, his past contributions to the success of the Company, his perceived importance to the continued success of the Company, his four-year commitment to lead the Company and the Company's financial performance, as measured by asset growth, revenue growth, cash flow growth and total return to shareholders, under Mr. Gosman's leadership.

     Under certain circumstances, Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to an individual who is the chief executive officer or one of the four next most highly paid officers of a corporation. In general, compensation from all sources is taken into account, including salary, bonus and income realized from the exercise of non-qualified stock options. Because it is a real estate investment trust, and based on the advice of counsel, the Company believes that the denial of deductions by Section 162(m) would have no adverse impact on the Company. A real estate investment trust is subject to tax on its "real estate investment trust taxable income," which is taxable income subject to adjustments and reduced by a deduction for dividends paid. The Company expects to pay sufficient dividends such that it would have no real estate investment trust taxable income even if Section 162(m) were to be applicable to compensation paid to one or more of its officers.

BONUS AWARDS

     Executive officers of the Company were awarded cash bonuses in 1994 based on the Compensation Committee's assessment of the Company's performance in 1993. The performance measures reviewed by the Compensation Committee included the Company's asset growth, revenue growth, cash flow growth and total return to shareholders compared to that of its competitors. These measures were assigned approximately equal weight in the Compensation Committee's determinations. The Company's targets for each of these measures were exceeded in 1993 and generally compared favorably to its competitors' corresponding results. The increases in the bonuses paid to executive officers in 1994 over those paid in 1993 were based in large part on these results.

     Pursuant to the Agreement, Mr. Gosman received bonus compensation in 1994 which consisted solely of Shares. In its 1992 negotiations regarding the amount of bonus compensation to be paid to Mr. Gosman each year during the four-year term of the Agreement, the Board of Trustees considered the performance measures listed above, Mr. Gosman's unique abilities and experience and his perceived contributions to the Company's financial performance in 1991 and 1992, including the approximately 57% and 10% total returns (comprised of stock price appreciation and dividend yield) on Shares in 1991 and 1992, respectively. Mr. Gosman's annual bonus under the Agreement is paid in Shares in order to further align his interests with those of the Company's shareholders.

OTHER COMPENSATION PLANS

     The Company maintains certain broad-based employee benefit plans in which Mr. Gosman and the Senior Executives participated. These plans include a 401(k) savings plan, life and health insurance plans and allowances for automobile use. These plans are not directly or indirectly tied to Company performance.

                                          Submitted by,

                                          Thomas J. Magovern, Chairman
                                          Hugh L. Carey
                                          Robert Cataldo
                                          Philip L. Lowe

                      REPORT OF THE STOCK OPTION COMMITTEE

     The Board's Stock Option Committee, consisting of Messrs. Magovern and Zuckerman, administers the Company's 1988 Stock Option Plan (the "1988 Plan") and 1992 Equity Incentive Plan. Stock options and stock grants are awarded under these plans in order to provide incentives to trustees, officers and key employees of the Company to maximize their efforts on behalf of the Company, to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success largely depends and to align the interests of the trustees, officers and key employees of the Company with those of the Company's shareholders. The size of individual option and stock grants is determined by the Stock Option Committee based on its comparison of option and stock grants to executives with similar responsibilities in other companies and the executive's level of responsibility and relative importance to the operations of the Company. In recognition of the Company's favorable 1993 financial results, the Stock Option Committee granted stock awards in 1994 to certain Senior Executives, as reflected in certain of the tables appearing hereinafter.

     It is the present policy of the Stock Option Committee to review periodically the Company's stock option and stock grant award levels and the over-all effectiveness of the Company's equity incentive plans in achieving the objectives of the Company.

                                          Submitted by,

                                          Thomas J. Magovern, Chairman
                                          Frederick W. Zuckerman

     The following table sets forth the compensation paid to the Company's Chief Executive Officer (the "CEO") and four most highly compensated executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                                       ALL OTHER
                                                        ANNUAL COMPENSATION           COMPENSATION
                    NAME AND                       ------------------------------     ------------
               PRINCIPAL POSITION                  YEAR     SALARY($)   BONUS($)         ($)(1)
               ------------------                  ----     ---------   ---------     ------------
Abraham D.Gosman.................................  1994     900,000       806,250(2)      5,344
  Chairman and CEO                                 1993     900,000       821,875(3)      5,174
                                                   1992     900,000     1,220,000(4)      5,125
David F. Benson..................................  1994     250,000        65,253(5)      5,367
  President                                        1993     210,000        30,000         5,188
                                                   1992     160,000        30,000         5,082
Michael S. Benjamin..............................  1994     150,000        40,191(6)      5,138
  Senior Vice President and Secretary              1993     130,000        20,000         4,972
                                                   1992     110,000        20,000         3,279
Michael F. Bushee................................  1994     150,000        40,191(6)      5,096
  Chief Operating Officer                          1993     130,000        20,000         4,929
                                                   1992     110,000        20,000         4,850
Stephen H. Press.................................  1994     130,000        30,000         5,105
  Vice President                                   1993(7)   43,333         5,000           974
                                                   1992(7)       --            --            --

- ---------------
(1) Includes 401(k) plan contributions of $4,583, $4,589, $4,609, $4,610 and
    $4,619 in 1994, $4,497, $4,497, $4,497, $4,497 and $812 in 1993 and $4,364,
    $4,304, $2,750, $4,364 and $0 in 1992 and term life insurance premium payments of $761, $778, $529, $486 and $486 in 1994, $677, $691, $475, $432
    and $162 in 1993 and $761, $778, $529, $486 and $0 in 1992 on behalf of
    Messrs. Gosman, Benson, Benjamin, Bushee and Press, respectively.

(2) 25,000 Shares in four equal quarterly installments valued at $33.125, $33.875, $31.625 and $30.375 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 11, 1994, July 6, 1994, October 4, 1994 and January 3, 1995).

(3) 25,000 Shares in four equal quarterly installments valued at $33, $33, $33.375 and $32.125 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 5, 1993, July 6, 1993, October 5, 1993 and January 6, 1994).

(4) 40,000 Shares valued at $30.50 per Share, which was the closing price for Shares on the New York Stock Exchange on the date of issuance (January 10, 1992).

(5) $20,253 of which relates to the Company's issuance to Mr. Benson of 628 Shares in four equal quarterly installments valued at $33.125, $33.875, $31.625 and $30.375 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 11, 1994, July 6, 1994, October 4, 1994 and January 3, 1995).

(6) $10,191 of which relates to the Company's issuance to each of Messrs. Benjamin and Bushee of 316 Shares in four equal quarterly installments valued at $33.125, $33.875, $31.625 and $30.375 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 11, 1994, July 6, 1994, October 4, 1994 and January 3, 1995).

(7) Mr. Press' employment with the Company commenced on September 1, 1993.

     The following table sets forth information concerning exercises of stock options by the following persons during the fiscal year ended December 31, 1994 and the number and value of their stock options at December 31, 1994.

                                                                                              VALUE OF
                                                                          NUMBER OF         UNEXERCISED
                                                                         UNEXERCISED        IN-THE-MONEY
                                             SHARES                      OPTIONS AT          OPTIONS AT
                                           ACQUIRED ON      VALUE        12/31/94(#)        12/31/94($)
                                            EXERCISE       REALIZED     EXERCISABLE/        EXERCISABLE/
                  NAME                         (#)          ($)(1)      UNEXERCISABLE     UNEXERCISABLE(2)
                  ----                     -----------     --------     -------------     ----------------
Abraham D. Gosman........................          0             0          171,353/0         845,537/0
David F. Benson..........................      1,000         6,750           15,706/0          62,824/0
Michael S. Benjamin......................     11,666        85,568            6,334/0          24,544/0
Michael F. Bushee........................     11,666        80,287            6,334/0          24,544/0
Stephen H. Press.........................          0             0       6,666/13,334               0/0

- ---------------
(1) Market value of underlying securities at exercise, less the exercise price.

(2) Market value of $30.25 as of December 31, 1994, less the exercise price.

PERFORMANCE GRAPH(1)

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Shares against the cumulative market-weighted return of the Standard & Poor's Composite 500 Stock Index and the National Association of Real Estate Investment Trusts ("NAREIT") All REIT Total Return Index (which is comprised of all tax-qualified real estate investment trusts, without regard to investment focus, listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System) for the period of five fiscal years commencing January 1, 1990 and ending December 31, 1994.

      Measurement Period
    (Fiscal Year Covered)          Meditrust        S&P 500         NAREIT
12/31/89                             100.00          100.00          100.00
1990                                 115.95           96.83           82.65
1991                                 180.57          126.41          112.15
1992                                 199.75          136.10          125.80
1993                                 226.36          149.70          149.13
1994                                 229.32          151.66          150.33

- ---------------
(1) Assumes that the value of an investment in Meditrust Shares and each index was $100 on December 31, 1989 and that all dividends were reinvested on a monthly basis.

                                     ITEM I

                              ELECTION OF TRUSTEES

     It is the intention of the persons named as proxies in the accompanying form of proxy (unless otherwise indicated) to vote such proxies to elect the nominees for trustee named in the following table, all of whom are currently members of the Board of Trustees. If elected, the nominees will serve as trustees until the next scheduled annual meeting and until their successors are chosen and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute or to reduce the number of trustees to be fixed and elected. The Board of Trustees, which currently consists of nine persons, has no reason to believe that any of said persons will be unwilling or unable to serve if elected. The trustees will be elected by a plurality of the votes cast at the Meeting by the holders of Shares entitled to vote at the Meeting. The affirmative vote of the holders of a majority of the outstanding Shares of the Company present or represented at the Meeting and entitled to vote thereat is required to fix the number of trustees for the ensuing year, provided that such majority is at least a majority of the outstanding Shares entitled to vote at the Meeting. Abstentions and broker non-votes with regard to any item being acted upon at the Meeting will not be treated as votes cast.

                                                                         SHARES SUBJECT         SHARES
                                                          SHARES           TO OPTIONS     BENEFICIALLY OWNED
                                                        BENEFICIALLY      EXERCISABLE     AS A PERCENTAGE OF
   NAME AND PRINCIPAL OCCUPATION OR           TRUSTEE   OWNED AS OF      WITHIN 60 DAYS   SHARES OUTSTANDING
              EMPLOYMENT                AGE    SINCE    4/17/95(1)         OF 4/17/95       AS OF 4/17/95
- --------------------------------------  ---   -------   -----------      --------------   ------------------
Abraham D. Gosman.....................  66      1985       894,814(2)        171,353              1.8%
  Chairman and Chief Executive Officer
  of the Company

David F. Benson.......................  46      1991        21,444            15,706              (3)
  President of the Company

Edward W. Brooke......................  75      1985        79,526(4)         30,000              (3)
  Partner in the law firm of
  O'Connor & Hannan

Hugh L. Carey.........................  75      1985        15,000            10,000              (3)
  Executive Vice President of W.R.
  Grace & Company, a manufacturer of
  specialty chemicals and materials,
  and Of Counsel to the law firm of
  Whitman Breed Abbott & Morgan

Robert Cataldo........................  70      1985        14,500                 0              (3)
  President of Sheldon Corporation, a
  health care and real estate
  consulting firm

Philip L. Lowe........................  77      1987        31,500(5)         30,000              (3)
  Principal of Philip L. Lowe and
  Associates, a consulting firm

Thomas J. Magovern....................  52      1985        16,250            10,000              (3)
  Principal of Nationwide Financial
  Corp., a real estate consulting firm

Gerald Tsai, Jr.......................  66      1992        42,000            34,000              (3)
  Chairman, Chief Executive Officer
  and President of Delta Life
  Corporation, an annuity company

Frederick W. Zuckerman................  60      1990        33,500            30,000              (3)
  Private Investor and Advisor to a
  Variety of Public and Private
  Companies

All trustees and officers as a group    --        --     1,191,163(6)        369,460              2.4%
  (14 in number)......................

- ---------------
(1) Unless otherwise indicated, the number of Shares stated as being owned beneficially includes (i) Shares beneficially owned by spouses, minor children and/or other relatives in which the trustee may share voting or investment power and (ii) any Shares listed as being subject to options exercisable within 60 days of April 17, 1995.

(2) Includes 162,000 Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.

(3) Less than 1%.

(4) Does not include 817 Shares owned by Mr. Brooke's wife, 2,271 Shares owned of record by Mr. Brooke as custodian for his son and 2,100 Shares owned of record by Mr. Brooke as trustee for his grandchildren, as to which Shares Mr. Brooke disclaims any beneficial interest.

(5) Does not include 1,500 Shares owned by Mr. Lowe's wife, as to which Shares Mr. Lowe disclaims any beneficial interest.

(6) Does not include an aggregate of 6,688 Shares owned by or for parents, spouses or children, as to which Shares the trustees or officers disclaim any beneficial interest.

     Abraham D. Gosman has been the Chairman of the Company since its organization in 1985 and became Chief Executive Officer in February 1991. He had been Chief Executive Officer of A.M.A. Advisory Corp., the Company's former advisor (the "Advisor"), from June 1988 until February 1991 and President of the Advisor from its incorporation until July 1988. From August 1989 until April 12, 1991, Mr. Gosman had been Chief Executive Officer of Diamond Treatment Centers, Inc. ("Diamond") and, until he resigned in March 1991, each of its subsidiaries, which own and operate alcohol treatment facilities. On April 12, 1991, involuntary proceedings under Chapter 11 of the Federal Bankruptcy Code were filed with respect to Diamond and each of its subsidiaries, to which filing such companies consented on April 24, 1991. Mr. Gosman was the Chief Executive Officer and Chairman of the Board of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from August 1990 until June 1994, when Mediplex was acquired by Sun Healthcare Group, Inc. ("Sun"). Mr. Gosman has been in the health care and development business for more than thirty years. He is a director of Mental Health Management Inc.

     David F. Benson has been President of the Company since September 1991 and was Treasurer of the Company from January 1986 to May 1992. He was Treasurer of Mediplex from January 1986 through June 1987. He was previously associated with Coopers & Lybrand L.L.P., independent accountants, from 1979 to 1985. Mr. Benson is a trustee of Mid-Atlantic Realty Trust.

     Edward W. Brooke has been a partner of O'Connor & Hannan, a Washington, D.C. law firm, since 1979. From 1979 until October 1990 he was Of Counsel to Csaplar & Bok, a Boston law firm. He was United States Senator from Massachusetts from January 1967 to January 1979 and the Massachusetts Attorney General from 1963 to 1967.

     Hugh L. Carey is an Executive Vice President of W. R. Grace & Company, the world's largest specialty chemicals company which holds a leadership position in specialized health care, and Of Counsel to the law firm of Whitman Breed Abbott & Morgan. He was a partner in the law firm of Finley, Kumble, Wagner, Underberg, Manley, Myerson & Casey from 1982 through 1987. He was Governor of the State of New York from January 1974 to January 1982. He is a director of First Albany Companies, Inc. and China Trust Bank.

     Robert Cataldo has been President of Sheldon Corporation, a health care and real estate consulting firm, since July 1983.

     Philip L. Lowe has been a principal of Philip L. Lowe and Associates, a consulting firm, and its predecessors for more than five years. Mr. Lowe is a director of Analog Devices, Inc.

     Thomas J. Magovern has been a principal of Nationwide Financial Corp., a real estate consulting firm, since September 1993. Mr. Magovern was Executive Vice President of Northeast Savings, F.A. from January 1991 until February 1993. Prior to that time he had been Senior Vice President of City Savings Bank, F.S.B. from April 1989 until January 1991 and a Vice President of that bank for more than five years.

     Gerald Tsai, Jr. has been the Chairman, Chief Executive Officer and President of Delta Life Corporation, an annuity company, since February 1993. Mr. Tsai retired in 1991 as Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (a diversified financial services company), which position he held since December 1988. From January 1987 to December 1988, Mr. Tsai was Chairman, and from April 1986 to December 1988, he was Chief Executive Officer of Primerica Corporation. He is a director of Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Proffitt's, Inc. and Zenith National Insurance Corp. Mr. Tsai is also a Trustee of Boston University and New York University Medical Center.

     Frederick W. Zuckerman is a private investor and advisor to a variety of public and private companies. He was Vice President and Treasurer of IBM Corporation, an information technology corporation, from September 1993 to January 1995. He was Senior Vice President and Treasurer of RJR Nabisco, Inc., a consumer food and tobacco producer, from February 1991 to September 1993. Mr. Zuckerman was Vice President and Treasurer of Chrysler Corporation, a motor vehicle manufacturer, from December 1981 until September 1990. Mr. Zuckerman is a director of The Singapore Fund, Northeast Federal Corp., The Turner Corporation, Anacomp, Inc., The Japan Equity Fund, Northeast Savings Bank, F.A., NVR, Inc. and Caere Corp.

FURTHER INFORMATION REGARDING THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

     The Board of Trustees of the Company met 13 times in 1994. Each trustee attended at least 75% of the meetings of the Board of Trustees and all committees on which he served in 1994.

     The Executive Committee, consisting of Messrs. Gosman, Brooke and Zuckerman, exercises all the powers of the Board of Trustees between meetings of the Board of Trustees, except such powers as are reserved to the Board of Trustees by law. The Executive Committee met 13 times in 1994.

     The Audit Committee, consisting of Messrs. Lowe, Magovern and Tsai, confers with Coopers & Lybrand L.L.P., independent accountants, regarding the plans, scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters relating to accounting procedures and the books and records of the Company. The Audit Committee met eight times in 1994.

     The Nominating Committee, consisting of Messrs. Gosman, Brooke and Cataldo, makes recommendations to the Board of Trustees concerning the Board's size and composition and suggests prospective candidates for trustee. The Nominating Committee met once during 1994. The Nominating Committee will consider shareholder recommendations for nominees for trustee. Shareholders of the Company wishing to make recommendations should write to the Nominating Committee c/o Michael S. Benjamin, Esquire, Senior Vice President and Secretary, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194.

     The Personnel and Compensation Committee, consisting of Messrs. Carey, Cataldo, Lowe and Magovern, reviews the compensation of and other employment matters relating to the Company's officers and administrative employees. The Personnel and Compensation Committee met five times in 1994.

     The Stock Option Committee, consisting of Messrs. Magovern and Zuckerman, administers the Company's 1988 Stock Option Plan and 1992 Equity Incentive Plan. The Stock Option Committee did not hold any formal meetings in 1994. However, the Stock Option Committee acted by unanimous written consent on numerous occasions.

     The Finance Committee, consisting of Messrs. Benson, Carey, Tsai and Zuckerman, reviews and recommends to the Board debt and equity financing opportunities available to the Company. The Finance Committee did not meet during 1994.

     An ad-hoc committee, consisting of Messrs. Tsai and Zuckerman, reviewed and made recommendations to the Board concerning various aspects of Sun's acquisition of Mediplex. This committee met three times in 1994.

     The Company pays each trustee who is not otherwise an employee of the Company a fee of $30,000 per year for services as a trustee plus $1,000 per day for attendance at each meeting of the full Board of Trustees. In addition, the Chairman and each member of a committee of the Board of Trustees are paid $1,250 and $1,000, respectively, for attendance at a committee meeting. The Company reimburses the trustees for travel expenses incurred in connection with their duties as trustees of the Company. In addition, the Company from time to time pays trustees additional fees in connection with various special projects. In 1994, the Company paid $200,000 to Sheldon Corporation, an entity wholly-owned by Mr. Cataldo, for services to the Company relating to the negotiation of selected loans.

     The Company has adopted a Deferred Compensation Plan for trustees of the Company pursuant to which the trustees may defer receipt of fees. Currently, no trustee participates in such plan.

     There are no family relationships among any of the trustees or executive officers of the Company.

     Effective January 1, 1993, Abraham D. Gosman entered into an Employment Agreement with the Company pursuant to which he will serve as Chief Executive Officer of the Company. The Employment Agreement has an initial term of four years which may be renewed for additional terms by mutual agreement of the Company and Mr. Gosman. Mr. Gosman's base compensation is $900,000 per year. In addition, Mr. Gosman will receive annually 25,000 Shares during the term of the Employment Agreement pursuant to the Company's 1992 Equity Incentive Plan. In the event of a "Change of Control" (which is defined as the acquisition by any person or group of 20% or more of the Shares, but only if a majority of the "Continuing Trustees" (defined in the Employment Agreement generally as the current trustees and any trustee nominated or elected by the current trustees) disapprove of such acquisition), Mr. Gosman shall be paid his base salary through the remaining term of the Employment Agreement, less the amount of salary and benefits payable to Mr. Gosman by a new employer. Mr. Gosman may upon 30 days' prior written notice to the Company demand the present value of such amount in a lump sum. Mr. Gosman shall also be entitled to participate in benefit plans of the Company until he is employed by a new employer. In the event of a termination resulting from a cause other than death, disability or a "Termination For Cause" (defined in the Employment Agreement as a termination due to a material breach of the Employment Agreement or the commission of certain other wrongful acts), Mr. Gosman shall be paid his base salary for one year, less the amount of compensation payable to Mr. Gosman by a new employer. In the event of a Termination For Cause or termination after such annual review of the Board of Trustees, Mr. Gosman is not entitled to receive any severance payments.

                              CERTAIN TRANSACTIONS

     In June 1994, Mediplex was acquired by Sun in a merger transaction (the "Merger"). At the time of the Merger, Mr. Gosman was the Chairman and Chief Executive Officer of Mediplex and owned approximately 27% of the capital stock of Mediplex. A condition of the Company's consent to the Merger was the extension of all existing Mediplex lease and mortgage terms to between 2004 and 2008 and the addition of annual rate escalators.

     In connection with the Merger, the Company (a) terminated its leases with Mediplex on three properties (two alcohol and substance abuse treatment facilities and one psychiatric hospital located in New York) with a net book value of $101,537,000 and replaced these leases with mortgages from Sun totaling $74,000,000, (b) loaned $11,000,000 to Sun which was collateralized by a mortgage on a rehabilitation facility located in Colorado and (c) entered into sale/leaseback transactions with Sun totaling $30,000,000 for two rehabilitation facilities located in Kentucky and Massachusetts and for a long-term care facility located in Connecticut. This transaction resulted in a deferred gain to the Company of $13,463,000 currently being recognized over a ten-year period.

     Immediately prior to the Merger, Mediplex had guaranteed the lessees' and borrowers' obligations or provided working capital assurances for 32 of the Company's facilities. Of these 32 facilities, 31 were leased to or mortgaged by affiliates of Mediplex. The Company's revenue from these facilities was approximately $18,491,000 for the year ended December 31, 1994. Prior to the Merger, a Mediplex affiliate was a subordinated participant in six of the Company's permanent mortgage loans. The remaining lease for which a working capital assurance was provided by Mediplex prior to the Merger related to the Holliswood, Queens, New York facility.

     Since New York regulations prohibit the operation of certain health care facilities by corporations with stockholders other than natural persons, the land and facility owned by one of the Company's subsidiaries was leased prior to the Merger to a corporation wholly-owned by Mr. Gosman. Prior to the Merger, Mediplex provided consulting services to the licensed operator. Total revenues earned by the Company from this lease arrangement during 1994 were $1,616,000.

     The Company currently leases its principal executive offices from Continuum Care of Massachusetts, Inc. ("CCM"), which is wholly-owned by Mr. Gosman and his two adult sons. The lease provides for an average annual rental fee of $181,776 over the initial five-year term of the lease, which expires on March 31, 1999. The lease term may be extended for an additional term of one year and ten months.

     The Company has provided financing to affiliates of Life Care Centers of America, Inc. ("Life Care") for the construction of three health care facilities to be located in Auburn, Plymouth and Raynham, Massachusetts. Life Care has retained CCM to construct the facilities pursuant to turnkey development agreements with CCM in the amounts of $10,431,900, $10,953,585, and $11,912,824 for the Auburn, Plymouth and Raynham facilities, respectively.

     Mr. Gosman and certain of his affiliates have executed a letter of intent regarding a proposed transaction in which Mr. Gosman and such affiliates may acquire minority interests in certain affiliates of the DASCO Companies, which are borrowers of the Company.

     All of the terms and conditions of the above transactions and arrangements which have been consummated were approved by the Company's Independent Trustees. The Board of Trustees believes that the Company entered into such transactions in the ordinary course of its business, and the terms of such transactions and arrangements are fair as to the Company and were made on terms not less favorable to the Company than those prevailing at the time for comparable transactions and arrangements with other persons.

     Hugh L. Carey, a Trustee of the Company, inadvertently failed to file on a timely basis a report required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the 1994 fiscal year. The required report, which disclosed the sale of 12,200 Shares, was filed three days after its due date.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. were the independent accountants of the Company for fiscal 1994. The Board of Trustees intends to select the independent accountants of the Company for fiscal 1995 at its annual meeting on May 25, 1995. Representatives of Coopers & Lybrand L.L.P. will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of Coopers & Lybrand L.L.P. will also be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

                           PROPOSALS BY SHAREHOLDERS

     If any shareholder intends to present a proposal at the Company's next Annual Meeting of Shareholders and wishes to request that the same be included in the proxy statement and form of proxy to be furnished on behalf of the Board of Trustees with respect to such meeting, a copy of such proposal, meeting the eligibility standards promulgated by the Securities and Exchange Commission, must be received by the Company at its principal executive offices, 197 First Avenue, Needham Heights, Massachusetts 02194 Attention: Michael S. Benjamin, Esquire, Senior Vice President and Secretary on or before December 27, 1995.

                                 OTHER MATTERS

     The Board of Trustees knows of no business, matters or proposals which will be presented for consideration at the Meeting other than as discussed above. However, if any such business, matters or proposals should come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies with respect to any such business, matters or proposals in accordance with their best judgment.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will request persons, firms and corporations holding Shares in their names, or in the name of their nominees, which Shares are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses in so doing. Employees of the Company may solicit proxies by use of telegraphic and telephonic communications, in addition to the use of the mails.

                                          By Order of the Board of Trustees

                                          MICHAEL S. BENJAMIN
                                          Senior Vice President and Secretary

April 24, 1995

THE DECLARATION OF TRUST ESTABLISHING MEDITRUST, DATED AUGUST 6, 1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                   APPENDIX

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 1995

                                   MEDITRUST

    The undersigned, having received the Notice of Annual Meeting and the Board of Trustees' Proxy Statement, hereby appoint(s) Abraham D. Gosman, Edward W. Brooke and David F. Benson, and each of them, Proxies of the undersigned (with full power of substitution) to attend the above Annual Meeting of Shareholders of Meditrust to be held May 25, 1995, and all adjournments thereof (the "Meeting"), and there to vote all shares of beneficial interest of Meditrust that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.

    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the proposals set forth below as may properly come before the Meeting and (ii) with respect to the election of trustees in the event that any of the nominees is unable or unwilling to serve if elected. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR ALL OF THE NOMINEES.

/X/ Please mark votes as in this example

    1. To fix the number of trustees at 9 and to vote for the election of
/ / FOR all nominees                            / / WITHHELD from all nominees
all nominees listed below (except as otherwise indicated).

NOMINEES:    Abraham D. Gosman    David F. Benson    Edward W. Brooke
Hugh L. Carey    Robert Cataldo    Philip L. Lowe    Thomas J. Magovern
Gerald Tsai, Jr.    and    Frederick W. Zuckerman

- --------------------------------------------------------------------------------
             For, except vote withheld from nominee(s) listed above

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE (SEE REVERSE SIDE)

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                                                                                                       MARK HERE FOR
                                                                                                       ADDRESS CHANGE
                                                                                                       AND NOTE BELOW / /

IN SIGNING, PLEASE WRITE NAME(S) EXACTLY AS APPEARING IN THE IMPRINT ON THIS CARD. FOR SHARES HELD JOINTLY, EACH JOINT OWNER SHOULD SIGN. IF SIGNING AS EXECUTOR, OR IN ANY OTHER REPRESENTATIVE CAPACITY, OR AS AN OFFICER OF A CORPORATION, PLEASE INDICATE YOUR FULL TITLE AS SUCH.

DATE: ---------------------------------------------------------
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                                                                  SIGNATURE

DATE: ---------------------------------------------------------
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                                                                  SIGNATURE
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